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                                                                     Exhibit 5.1

                            MORRISON & FOERSTER LLP

SAN FRANCISCO                  ATTORNEYS AT LAW                   NEW YORK
LOS ANGELES                                                       LONDON
SACRAMENTO                     755 PAGE MILL ROAD                 BRUSSELS
ORANGE COUNTY           PALO ALTO, CALIFORNIA 94304-1018          BEIJING
WALNUT CREEK                TELEPHONE (650)813-5600               HONG KONG
DENVER                     TELEFACSIMILE (650)494-0792            SINGAPORE
WASHINGTON, D.C.                                                  TOKYO



                                December 1, 2004

Symyx Technologies, Inc.
3100 Central Expressway
Santa Clara, CA 95051

Ladies and Gentlemen:

            We have examined the Registration Statement on Form S-8 to be filed by Symyx Technologies, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission on or about December 1, 2004 (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of 44,126 shares of the Company's Common Stock, $0.001 par value (the "Shares"). The Shares are reserved for issuance pursuant to the IntelliChem, Inc. 2003 Stock Option Plan, as assumed by the Company. As counsel to the Company, we have examined the proceedings taken by the Company in connection with the registration of the Shares.

            It is our opinion that the Shares, when issued and sold in the manner described in the Registration Statement and the related Prospectus, will be legally and validly issued, fully paid and nonassessable.

            We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

                                Very truly yours,


                                /s/ Morrison & Foerster LLP